EXHIBIT 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

April 15, 2025

Board of Directors

Tenax Therapeutics, Inc.

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

Re:	Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Tenax Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”) filed on even date herewith with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale from time to time by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” of up to (i) 378,346 shares (the “Common Shares”) of our common stock, $0.0001 par value per share (the “Common Stock”) and (ii) 3,760,726 shares of our Common Stock underlying pre-funded warrants (the “Pre-Funded Warrants”).The shares of Common Stock underlying the Pre-Funded Warrants are referred to herein as the “Warrant Shares”.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies.

Based upon and subject to the foregoing and the additional limitations, qualifications, exceptions and assumptions set forth below, it is our opinion that:

1.	The Common Shares are validly issued, fully paid and non-assessable.

2.

The Warrant Shares have been duly authorized and, when issued, paid for and delivered as described in the Registration Statement and in accordance with the provisions of the Pre-Funded Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporation Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is intended solely for use in connection with the sale of the securities subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.

We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP